Exhibit 16.1

January 16, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Re: CEN Biotech, Inc.

Ladies and Gentlemen:

We have read CEN Biotech, Inc.’s Form 8-K dated January 16, 2018, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

/S/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Houston, Texas